May 14, 1996


Universal Standard Medical                           EXHIBIT 5.1
  Laboratories, Inc.
26500 Northwestern Highway
Southfield, Michigan 48076

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Universal Standard Medical Laboratories, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of up to 47,789 shares of the Company's common stock ("Common Stock") by the Company on behalf of certain shareholders in the manner described in the Registration Statement.

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is in good standing under the laws of the State of Michigan.

         2. The shares of Common Stock to which the Registration Statement relates are validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                           Very truly yours,

                                          DYKEMA GOSSETT PLLC

                                        /S/ Mark A. Metz

                                            Mark A. Metz